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                                                                   EXHIBIT 23(c)

                      [LETTERHEAD OF MILLER & CHEVALIER]


                                                                   March 4, 2002


J.C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698


     Re:   Convertible Subordinated Notes Due 2008
           Amendment No. 1 to the Registration Statement



Ladies and Gentlemen:

     We have acted as special tax counsel to J.C. Penney Company, Inc., a Delaware corporation ("JCPenney"), in connection with its issuance of 5% Convertible Subordinated Notes due October 15, 2008 (the "Notes") pursuant to the terms of an Indenture (the "Indenture"), dated October 15, 2001, entered into by JCPenney and The Bank of New York ("BONY"), as Trustee. We understand that JCPenney was a party to a reorganization effected on January 27, 2002, pursuant to which JCPenney changed its name to J.C. Penney Corporation, Inc. and became a wholly-owned subsidiary of a newly-formed J.C. Penney Company, Inc. ("New JCPenney"). You have asked for our opinion regarding certain descriptions of the United States federal income tax consequences of the purchase, ownership, conversion, and disposition of the Notes included in Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") on March 4, 2002, pursuant to the Securities Act of 1933, as amended (the "Act").

     For purposes of rendering our opinion set forth below, we have examined and relied upon the Registration Statement, the Indenture, and the First Supplemental Indenture (the "Supplemental Indenture") dated as of
January 27, 2002, among JCPenney, New JCPenney, and BONY. We have assumed that:
(i) the Notes were issued in the manner contemplated by the Registration Statement and in accordance with the provisions of the Indenture; (ii) no material amendments have been made or subsequently will be made to the Registration Statement, the Indenture, or the Supplemental Indenture; and (iii) the representations and warranties of JCPenney set forth in the documents referenced above are true, correct and complete and will not later become inaccurate; and (iv) a substantial amount of the Notes was first sold for an amount equal to the principal amount of the Notes (ignoring sales to any persons or organizations acting in the capacity of underwriters). We also have relied upon representations by JCPenney and New JCPenney that the modifications made by the Supplemental Indenture did not alter the legal rights or obligations of the holders in an economically significant manner and, in particular, that (i) the addition of New JCPenney as co-obligor on the Notes did not result in a change in the holders' payment expectations; and (ii) the addition of New JCPenney as co-obligor on the Notes was not part of a transaction or series of related transactions that will result in the substitution of a new obligor.

     Subject to the qualifications and limitations stated herein, we hereby confirm that the discussion in the Registration Statement under the caption "U.S. Federal Income Tax Considerations," although it does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, conversion, and disposition of the Notes, constitutes, in all material respects, an accurate summary of the United States federal income tax consequences of the purchase, ownership, conversion, and disposition of the Notes under current law.

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J.C. Penney Company, Inc.
Page 2



     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof and all of which are subject to change, either prospectively or retroactively. Any change in the applicable laws or the facts and circumstances surrounding the Notes or any inaccuracy in any of the statements, representations, warranties, or assumptions that we relied upon to render this opinion may affect the continuing validity of our opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinion is not binding on the Internal Revenue Service or a court, and there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service or that a court would agree with our opinion if litigated. Our opinion is limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences to the holders of the Notes or the other parties to the transactions described in the Registration Statement. We do not express any opinion concerning any laws other than the federal income tax laws of the United States.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the inclusion of the discussion under the caption "U.S. Federal Income Tax Considerations" in the Registration Statement, and the reference to our name in the Registration Statement. In giving our consent, we do not thereby admit that we are within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Sincerely,

                                MILLER & CHEVALIER, CHARTERED



                                By: /s/ Steven M. Rosenthal
                                   ----------------------------------------
                                   Steven M. Rosenthal



                                By: /s/ Frederick H. Robinson
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                                   Frederick H. Robinson